Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is entered into as of the date of the last party’s signature below (“Effective Date”), between Aditxt, Inc. (“Aditxt”) and Aldevron, LLC (“Aldevron”) (collectively, referred to as the “Parties”).

WHEREAS, Aditxt and Aldevron entered into a Services Agreement, dated March 28, 2022, as amended (“MSA” and together with any amendments thereto and proposals and statements of work thereunder, and any other agreements between the Parties, the “Agreements”); and

WHEREAS, the Parties desire to settle Invoice IF071391: $1,766,529.06 and Invoice IF083791: $57,842 issued under the Agreements (the “Invoices”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Amount Owed: The Parties agree that Aditxt owes Aldevron a total of $1,824,371 (“Amount Owed”) under the Invoices.

2.	Return of Materials: Aldevron agrees to ship all vials of GMP materials 159822 and 159823, including any unused stability vials (the “Materials”) within fourteen days of the Cash Payment date, as defined below, via overnight courier with tracking and insurance, at Aldevron's expense and risk until delivery to Aditxt's designated facility.

3.	Payment Terms: The Amount Owed shall be paid by (1) a payment of $1 million (the “Cash Payment”) and (2) a promissory note in the form attached hereto as Exhibit A in the amount of $824,371 (the “Promissory Note”). The Cash Payment shall be made within one (1) business day of the Effective Date. The Promissory Note shall be executed and delivered by Aditxt within five (5) business days of receipt of the Materials, after satisfactory inspection by Aditxt has taken place.

4.	Completion of Work: Aldevron agrees to deliver the stability and quality testing data deliverables pursuant to invoice IF083791 within ten (10) days of repayment of the Promissory Note. Failure to make such delivery will require Aldevron to repay Aditxt the full amount of $57,842 within fifteen (15) days of repayment of the Promissory Note.

5.	No Admission of Liability: This Settlement Agreement reflects the Parties’ compromise and settlement of all differences, disagreements, and disputes arising out of or relating to the Parties’ respective rights, obligations, and performances under the Invoices. No part of this Settlement Agreement constitutes, or shall be deemed to constitute, an admission or recognition in any way by any Party, or any of their parents, subsidiaries, or affiliates, that they have breached any contractual obligation, committed any violation of any law, or engaged in any other type of improper conduct. This Settlement Agreement, its provisions, and all related drafts, communications, and discussions, cannot be construed as or deemed to be evidence of an admission or concession by any Party of any wrongdoing, and cannot be offered or received into evidence or requested in discovery in any action or proceeding (including, but not limited to any civil, criminal, or administrative proceeding) as evidence of an admission, concession, or presumption regarding such matters.

6.	Governing Law: This Agreement shall be governed and construed in accordance with the procedural and substantive laws of the state of New York. Any litigation arising under this Agreement shall be brought only in the courts of the city and state of New York or the courts of the United States which are situated in the city and state of New York and Parties consent to and confer personal jurisdiction upon the courts of the State of New York or the courts of the United States which are situated in the State of New York, and expressly waives any objections as to venue in any such courts.

7.	Confidentiality: The provisions of this Settlement Agreement will be held in strictest confidence by the Parties and will not be publicized or disclosed by the Parties in any manner whatsoever; provided, however, that: (a) either Party may disclose this Settlement Agreement in confidence to its attorneys, accountants, tax preparers, and financial advisors; (b) either Party may disclose this Settlement Agreement insofar as such disclosure may be necessary to enforce the terms of the Settlement Agreement or as otherwise required by law; and (c) and Aditxt may make any disclosures required by securities laws or regulations, including SEC filing requirements.

8.	Miscellaneous: It is understood and expressly agreed by both Parties that this is a compromise settlement of a dispute, the liability of which has been and hereby is expressly denied by both. This Settlement Agreement contains the entire agreement between the Parties with respect to the settlement of the dispute related to the Invoices, and no representations not contained herein shall be admissible to establish the inducement of this settlement or the execution of this Settlement Agreement. In the event of any conflict between the Agreements with regard to the Invoices and the terms set forth in this Settlement Agreement, the terms of this Settlement Agreement shall prevail.

9.	Authorization: The Parties have all the necessary power and authority to execute, deliver, perform, and comply with all terms of this Settlement Agreement.

10.	Counterparts: This Settlement Agreement may be executed in counterparts, each of which constitutes an original, but all of which together constitute one and the same instrument. Several signature pages may be collected and annexed to one or more documents to form a complete counterpart. Photocopies, facsimiles, and/or PDFs of executed copies of this Settlement Agreement may be treated as originals.

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IN WITNESS WHEREOF, the Parties have duly authorized and caused this Settlement Agreement to be executed as of the Effective Date by their duly authorized representatives.

Aditxt, Inc.		Aldevron, LLC

By:	/s/ Amro Albanna	By:	/s/ Courtney Dubois
Name:	Amro Albanna	Name:	Courtney Dubois
Title:	Chief Executive Officer	Title:	Chief Financial Officer
Date:	March 5, 2025	Date:	March 5, 2025

Exhibit A

Promissory Note